                          OFFER TO PURCHASE FOR CASH
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                                      of

                              DAMES & MOORE GROUP

                                      at

                             $16.00 Net Per Share

                                      by

                        DEMETER ACQUISITION CORPORATION
                         a wholly owned subsidiary of

                                URS CORPORATION

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON TUESDAY, JUNE 8, 1999, UNLESS THE OFFER IS EXTENDED.


                                                                   May 11, 1999

To Our Clients:

  Enclosed for your consideration are an Offer to Purchase, dated May 11, 1999 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Demeter Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of URS Corporation, a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred stock purchase rights, the "Shares"), of Dames & Moore Group, a Delaware corporation (the "Company"), at a price of $16.00 per Share, net to the seller in cash (subject to applicable withholding of taxes), without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is made in connection with the Agreement and Plan of Merger, dated as of May 5, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company. Holders of Shares whose certificates evidencing such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as hereinafter defined) on or prior to the Expiration Date (as hereinafter defined), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

  We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer.

  Please note the following:

     1. The tender price is $16.00 per Share, net to the seller in cash (subject to applicable withholding of taxes), without interest, upon the terms and subject to the terms and conditions set forth in the Offer.

     2. The Offer is being made for all outstanding Shares.

     3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 5, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company as treasury stock or by Parent, Purchaser or any other direct or indirect wholly owned subsidiaries of Parent, or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive $16.00 per Share, net to the seller in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

     4. The Board of Directors of the Company has approved and found advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Offer to Purchase), and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and recommends that stockholders of the Company accept the Offer and tender all their Shares pursuant to the Offer.

     5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, June 8, 1999, unless the Offer is extended (the "Expiration Date").

     6. The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn on or prior to the Expiration Date at least a majority of the Shares then outstanding on a fully diluted basis. The Offer is also subject to customary closing conditions, including (i) the expiration or termination of any applicable waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and
  (ii) conditions to the financing commitments obtained by Parent. See the Introduction and Sections 9 and 14 of the Offer to Purchase.

     7. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer or other similar taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer.

     8. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (a) Share Certificates or, in the case of book-entry delivery of Shares, timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery and (c) any other documents required by the Letter of Transmittal.

  If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Morgan Stanley & Co. Incorporated, the Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                       Instructions with Respect to the

       Offer to Purchase for Cash All Outstanding Shares of Common Stock

                                      of

                              Dames & Moore Group

                                      by

                        Demeter Acquisition Corporation

                         a wholly owned subsidiary of

                                URS Corporation


  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 11, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal in connection with the offer by Demeter Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of URS Corporation, a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred stock purchase rights, the "Shares"), of Dames & Moore Group, a Delaware corporation, at a price of $16.00 per Share, net to the seller in cash (subject to applicable withholding of taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

  This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:                         , 1999

    NUMBER OF SHARES TO BE                              SIGN HERE
           TENDERED:                      -------------------------------------

                                                Signature(s) of Holder(s)

SHARES*:  _____________________

                                          Name(s) of Holder(s):
                                          -------------------------------------
                                                  Please Type or Print
                                          -------------------------------------
                                                       Address(es)
                                          -------------------------------------
                                                       Zip Code(s)
                                          -------------------------------------
                                            Area Code and Telephone Number(s)
                                          -------------------------------------
                                            Taxpayer Identification or Social
                                                   Security Number(s)

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.